EXHIBIT 9.1

Armanino LLP 50 West San Fernando Street Suite 500 San Jose, CA 95113-2438 408 200 6400 main 408 200 6401 fax armanino.com

April 26, 2024

Securities and Exchange Commission

200 Vesey Street, Suite 400

New York, NY 10281

Commissioners:

We have read the statements made by Iron Bridge Lending in the Form 1-K which we understand will be filed with the Securities and Exchange Commission pursuant to the Exchange Act Rule Regulation S-K item 304(a)(1)(IV) and the related instructions as to a reportable event as defined in Regulation S-K item 304(a)(1)(V). We agree with the statements concerning our firm contained therein.

Sincerely,

Robert E. Tuvell

Audit Partner

Armanino LLP